                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]Confidential, for Use of the
[X]Definitive Proxy Statement                Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               --P-COM, INC.--
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (6) Amount Previously Paid:

  (7) Form, Schedule or Registration Statement No.:

  (8) Filing Party:

  (9) Date Filed:

                                [LOGO OF P-COM]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001

TO THE STOCKHOLDERS OF P-COM, INC.:

   NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders of P-Com, Inc., a Delaware corporation (the "Company"), will be held on May 31, 2001 at 9:30 a.m., Pacific Daylight Time at P-Com Headquarters, 3175 South Winchester Blvd., Campbell, California 95008, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

  1. To elect 1 director to serve for a "three-year" term ending upon the 2004 Annual Meeting of Stockholders or until a successor is duly elected;

  2. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 350,000 shares;

  3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

  4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

   Only stockholders of record at the close of business on April 10, 2001 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card and because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          /s/ George P. Roberts

                                          George P. Roberts
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

Campbell, California
April 23, 2001


 YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                  P-COM, INC.

                        3175 South Winchester Boulevard
                           Campbell, California 95008

                                PROXY STATEMENT
                  FOR THE 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 31, 2001

General

   The Board of Directors of P-Com, Inc., a Delaware corporation (the "Company"), asks that you appoint its representatives as proxies to vote your Company shares at the Company's 2001 Annual Meeting of Stockholders to be held on May 31, 2001 (the "Annual Meeting"). The Annual Meeting will be held at 9:30 a.m., Pacific Daylight Time at P-Com Headquarters, 3175 South Winchester Blvd., Campbell, California 95008. To appoint the proxies, please sign and return the enclosed form of proxy card ("Proxy"). These proxy solicitation materials were mailed on or about April 23, 2001, to all stockholders entitled to vote at the Annual Meeting.

Voting

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 10, 2001, which is the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 80,740,176 shares of the Company's common stock, par value $0.0001 ("Common Stock"), were issued and outstanding, and no shares of the Company's Series A Preferred Stock, par value $0.0001, were issued and outstanding. Each common stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 10, 2001. Stockholders may not cumulate votes in the election of directors.

   All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Directors are elected by a plurality vote. All other proposals will be decided by an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matter. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

   If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the director proposed by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2 and 3 described in the accompanying Notice and this Proxy Statement. In addition, the proxy solicited by the Board of Directors for the Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 3175 South Winchester Boulevard, Campbell, California 95008, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

   The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2002 Annual Meeting must be received no later than January 1, 2002 in order that they may be included in the proxy statement and form of proxy relating to that meeting. We anticipate that such meeting will be held in June 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

General

   The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons. The class whose term of office expires at the 2001 Annual Meeting currently consists of one director. The director elected to this class will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until a successor has been duly elected. The nominee listed below is currently a director of the Company.

   The nominee for election has agreed to serve if elected, and management has no reason to believe that such nominee will be unavailable to serve. If the nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Nominee for Term Ending Upon the 2004 Annual Meeting of Stockholders

   M. Bernard Puckett, 55, has served as a Director of the Company since May 1994. From June 1995 to January 1996, he was President and Chief Executive Officer of Mobile Telecommunication Technologies Corp., a telecommunications corporation. Mr. Puckett has been a private Investor from 1996 to present.

Continuing Directors for Term Ending Upon the 2003 Annual Meeting of
Stockholders

   John A. Hawkins, 40, has served as a Director of the Company since September 1991. Since August 1995, Mr. Hawkins has been a General Partner of Generation Capital Partners, L.P., a private equity firm. He also currently serves on the Board of Directors for PixTech, Inc. and Hotjobs, Inc.

   James J. Sobczak, 60, has served as President and Chief Operating Officer since September 1999 and as a Director of the Company since April 1997. From 1991 to September of 1999 served as the President of Telecommunications Education and Research Network, Inc. ("TERN"), a non-profit company that manages a broadband network providing research and education support to over 35 universities.

Continuing Directors for Term Ending Upon the 2002 Annual Meeting of
Stockholders

   George P. Roberts, 68, is a founder of the Company and has served as Chief Executive Officer and a Director since October 1991. From October 1991 to December 1996, Mr. Roberts served as President of the Company. Since September 1993, he has also served as Chairman of the Board of Directors.

   Brian T. Josling, 58, has served as Director of the Company since September 1999. Since December 2000, he has served as the President of Fuel Cells, Canada. Mr. Josling was a private Investor from 1993 until 2000.

Board Committees and Meetings

   The Board of Directors held six meetings and acted by unanimous written consent 15 times during the fiscal year ended December 31, 2000. The Board of Directors has an Audit Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during 2000.

   The Audit Committee currently consists of two directors, Mr. Josling and Mr. Puckett, and is primarily responsible for approving the services performed by the Company's independent accountants and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. Mr. Josling and Mr. Puckett are both "independent", as defined in Rule 4200 of the National Association of Securities Dealers' Nasdaq listing standards. The Board of Directors has adopted a written charter for the audit Committee. The Audit Committee held four meetings during 2000.

   The Compensation Committee currently consists of two directors, Mr. Hawkins and Mr. Puckett, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the authority to administer the Company's Employee Stock Purchase Plan and the Company's 1995 Stock Option/Stock Issuance Plan and to make option grants thereunder. The Compensation Committee held one meeting and acted by unanimous written consent 14 times during 2000.

Director Compensation

   Non-employee board members do not receive cash compensation for their services as directors.

   Under the Automatic Option Grant Program as now contained in the Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan"), each individual who first joins the Board as a non-employee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 40,000 shares of Common Stock, provided such person has not previously been in the Company's employ. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 4,000 shares of Common Stock, provided such individual has not received an option grant under the Automatic Option Grant Program within the preceding six months. Each grant under the Automatic Option Grant Program will have an exercise price per share equal to 100% of the fair market value per share of the Company's Common Stock on the grant date, and will have a maximum term of ten (10) years, subject to earlier termination should the optionee cease to serve as a Board of Directors member.

   Because the "1999" annual meeting of stockholders was held so soon before the 2000 annual meeting of Stockholders and the non-employee directors (Messrs. Hawkins, Puckett, and Josling) received a 4,000-share automatic option grant upon the 1999 annual meeting, the technical terms of the 1995 Plan precluded the three non-employee directors from receiving automatic 4,000-share options upon the 2000 annual meeting. The Company believed it would be unfair if the three directors were deprived of this compensation and therefore granted the three directors 4,000-share options under the 1995 Plan's Discretionary Option Grant Program, with the same terms and conditions as the erstwhile automatic grants, immediately after the 2000 annual meeting.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote FOR the election of the nominee listed above.

                                  PROPOSAL TWO

                          APPROVAL OF AMENDMENT TO THE
                          EMPLOYEE STOCK PURCHASE PLAN

   The Company's stockholders are being asked to approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") which will increase the maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 350,000 shares to 1,500,000 shares.

   The purpose of the share increase is to ensure that the Company will continue to have a sufficient reserve of Common Stock available under the Purchase Plan to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a payroll-deduction based employee stock purchase plan under Section 423 of the Internal Revenue Code.

   The Purchase Plan was adopted by the Board of Directors in January 1995 and approved by the Company's stockholders in February 1995. The Purchase Plan, with an initial share reserve of 300,000shares, became effective on March 2, 1995 in connection with the initial public offering of the Company's Common Stock. In February 1996, the Board amended the Purchase Plan to increase the shares of Common Stock available for issuance under the Purchase Plan by an additional 200,000 shares, and the stockholders approved that amendment at the 1996 Annual Meeting. In April 1997 the Board amended the Purchase Plan to increase the shares of Common Stock available for issuance under the Purchase Plan by an additional 300,000 shares, and the stockholders approved that amendment at the 1997 Annual Meeting. In May 1998 the Board amended the Purchase Plan to increase the shares of Common Stock available for issuance under the Purchase Plan by an additional 350,000 shares, and the stockholders approved that amendment at the 1998 Annual Meeting. On April 5, 2001 the Board of Directors adopted the amendment to the Purchase Plan to increase the share reserve by an additional 350,000 shares, and that share increase is the subject of this Proposal.

   The following is a summary of the principal features of the Purchase Plan, as amended. This summary does not, however, purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Company's Chief Financial Officer at the Company's executive offices in Campbell, California.

   All share numbers which appear in this proposal reflect the 2-for-1 split of the Common Stock effected on October 2, 1995 and September 25, 1997 through a dividend of one share of Common Stock for each outstanding share of Common Stock.

Administration

   The Purchase Plan is currently administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

Securities Subject to the Purchase Plan

   1,500,000 shares of Common Stock have been reserved for issuance over the ten (10)-year term of the Purchase Plan, including the 350,000-share increase for which stockholder approval is sought under this Proposal. The shares may be made available from authorized but unissued shares of the Company's Common Stock or from shares of Common Stock repurchased by the Company, including shares repurchased on the open market.

   In the event that any change is made to the Company's outstanding Common Stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable over the term of the Purchase Plan, (ii) the class and maximum number of securities purchasable per participant on any one semi-annual purchase date and (iii) the class and number of securities and the price per share in effect under each outstanding purchase right.

Offering Periods and Purchase Rights

   Shares of Common Stock will be offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of 24 months. The first offering period began on March 2, 1995, in connection with the initial public offering of the Common Stock, and ended on the last business day in January 1997. The next offering period started on the first business day in February 1997 and ended on the last business day of January 1999. The next offering period started on the first business day in February 1999 and ended on the last business day of January 2001. The next offering period started on the first business day in February 2001 and will end on the last business day of January 2003. Subsequent offering periods will begin as designated by the Plan Administrator.

   At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase dates will occur on the last business day in January and July each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date will automatically be applied to the purchase of Common Stock.

Eligibility and Participation

   Any individual who is employed on a basis under which he or she is expected to work for more than 20 hours per week for more than five months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan.

   An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent semi-annual entry date (the first business day in February or August each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any semi-annual entry date within that offering period on which he or she is an eligible employee.

   As of March 15, 2001 1,079,070 shares of Common Stock had been issued under the Purchase Plan, and 420,930 shares were available for future issuance, assuming approval of this Proposal. As of March 15, 2001, approximately 708 employees, including six executive officers, were eligible to participate in the Purchase Plan.

Purchase Price

   The purchase price of the Common Stock acquired on each semi-annual purchase date will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period or
(ii) the fair market value on the semi-annual purchase date. However, the clause (i) amount for any participant whose entry date is other than the start date of the offering period will not be less than the fair market value per share of Common Stock on that start date.

   The fair market value of the Common Stock on any relevant date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the Nasdaq National Market. On April 1, 2001, the fair market value per share of Common Stock determined on such basis was $1.28 per share.

Payroll Deductions and Stock Purchases

   Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 15%) of his or her base salary each offering period to be applied to the acquisition of Common Stock on each semi-annual purchase date. The payroll deductions of each participant will automatically be applied on each semi-annual purchase date (the last business day in January and July of each year) to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase date.

Special Limitations

   The Purchase Plan imposes certain limitations upon a participant's right to acquire Common Stock, including the following:

  . Purchase rights may not be granted to any individual who owns stock
    (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

  . Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Common Stock (valued at the time each purchase right is granted) for each calendar.

  . No participant may purchase more than 4,000 shares of Common Stock on any semi-annual purchase date.

Termination of Purchase Rights

   The participant may withdraw from the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant's election, either be refunded immediately or applied to the purchase of Common Stock on the next semi-annual purchase date.

   The participant's purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Common Stock.

Stockholder Rights

   No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is before the date of such purchase.

Assignability

   No purchase rights will be assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Change in Control

   In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately before the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately before the effective date of such acquisition, but in no event will the clause
(i) fair market value be less than the fair market value per share of Common Stock on the start date of the offering period in which such acquisition occurs.

Share Pro-Ration

   Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares at the time available for issuance under the Purchase

Plan, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Common Stock allocated to such individual, will be refunded.

Amendment and Termination

   The Purchase Plan will terminate upon the earliest of (i) the last business day in January 2005, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company.

   The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one semi-annual purchase date, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) materially increase the benefits accruing to participants under the Purchase Plan or modify the requirements for eligibility to participate in the Purchase Plan.

Federal Tax Consequences

   The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

   If the participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

   If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

   If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

Accounting Treatment

   The issuance of Common Stock under the Purchase Plan will not result in a direct compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma Note to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have had upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

Stock Issuances

   The table below shows, as to each of the Company's Named Executive Officers (as defined below) and the various indicated individuals and groups, the number of shares of Common Stock purchased under the Purchase Plan between the March 2, 1995 effective date of the Purchase Plan and the most recent January 31, 2001 purchase date, together with the weighted average purchase price paid per share.

                           Purchase Plan Transactions

                                                                     Weighted
                                                                     Average
                                                           Number of Purchase
                                                           Purchased  Price
                           Name                             Shares     ($)
                           ----                            --------- --------
George P. Roberts.........................................    24,102   5.10
 Chairman of the Board and Chief Executive Officer

James J. Sobczak..........................................     3,319   4.42
 President and Chief Operating Officer

Alan T. Wright............................................         0   0.00
 Executive Vice President, Operations

Ben L. Jarvis.............................................         0   0.00
 Executive Vice President and General Manager, P-Com
  Network Services

Caroline Baldwin Kah......................................     3,961   4.93
 Vice President and General Counsel

All current executive officers as a group (7 persons).....    32,407   5.00

All current non-employee directors as a group (3
 persons).................................................         0   0.00

All employees, including current officers who are not
 executive officers, as a group (435 persons)............. 1,046,663   5.70

New Plan Benefits

   No purchase rights have yet been granted, and no shares of Common Stock have been issued, under the Purchase Plan on the basis of the 350,000-share increase for which stockholder approval is sought under this Proposal.

Stockholder Approval

   The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the 350,000-share increase to the Purchase Plan. Should such stockholder approval not be obtained, then the 350,000-share increase will not be implemented, no purchase rights will be granted on the basis of such share increase, and the Purchase Plan will terminate once the existing share reserve as previously approved by the stockholders has been issued.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote FOR the amendment to the Purchase Plan.

                                 PROPOSAL THREE

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent auditors for the Company during the 2000 Fiscal Year ended December 31, 2000, to serve in the same capacity for the fiscal year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

   If the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

   A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

   Other than the provision of services by PricewaterhouseCoopers LLP to the Company in connection with audit, tax, and business consulting engagements, neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the Company or any of its affiliates, except in the firm's capacity as the Company's auditor.

Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Forms 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000 were $998,800.

All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in 2000 other than as stated under the caption "Audit Fees" above were $308,136. These fees were for services rendered in connection with tax related services and review of public filing documents. The Audit Committee of the Board of Directors considers the provision of these services to be compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Audit Committee Report

   The following is a report by the Audit Committee:

   "The audit Committee obtained from the independent auditors, PricewaterhouseCoopers LLP, written disclosures and a letter describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

   The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in the Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

   The Committee reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2000 with management and the independent auditors.

   Based on the above, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                                          Brian T. Josling
                                          Member, Audit Committee

                                          M. Bernard Puckett
                                          Member, Audit Committee

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                 OTHER MATTERS

   The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

   The following table provides certain information summarizing the compensation earned for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years by (i) the Company's Chief Executive Officer, and (ii) each of the Company's four other most highly compensated executive officers, who were executive officers on December 31, 2000 and whose salary and bonus for the fiscal year ended December 31, 2000 (the "2000 Fiscal Year") was in excess of $100,000 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                       Long-Term
                                           Annual     Compensation
                                        Compensation     Awards
                                       -------------- ------------
                                                       Securities     Other
                                       Salary  Bonus   Underlying  Compensation
   Name and Principal Position    Year ($)(1)   ($)   Options (#)      (2)
   ---------------------------    ---- ------- ------ ------------ ------------
George P. Roberts................ 2000 376,000    --    375,000       19,058
 Chief Executive Officer and      1999 376,000    --        --        19,427
 Chairman of the Board of         1998 366,600          450,000       19,255
 Directors

James J. Sobczak................. 2000 300,000    --    100,000        1,700
 President & Chief Operating      1999 101,538 11,538   300,000          --
 Officer
                                  1998     --     --      4,000          --

Alan T. Wright................... 2000 164,307 25,000   190,000        1,500
 Executive Vice President,        1999  30,000    --        --           --
 Operations
                                  1998 159,601    --    100,000          --

Ben L. Jarvis.................... 2000 151,538    --    100,000          --
 Executive Vice President &       1999     --     --        --           --
 General Manager, P-Com Network   1998     --     --        --           --
 Services

Caroline Baldwin Kahl............ 2000 145,961    --     25,000          --
 Vice President & General Counsel 1999 115,000 46,000       --           --
                                  1998 112,615 50,000       --           --

--------
(1) Includes amounts deferred under the Company's 401(k) Plan.
(2) Car Allowance.

Option Grants

   The following table contains information concerning the stock option grants made to each of the Named Executive Officers for the 2000 Fiscal Year. No stock appreciation rights were granted to these individuals in 2000.

                       Option Grants in Last Fiscal Year

                                                                             Potential
                                                                            Realizable
                                                                         Value at Assumed
                                                                          Annual Rates of
                                     % of Total                             Stock Price
                          Number of   Options                            Appreciation for
                         Securities  Granted to    Individual Grant       Option Term (1)
                         Underlying  Employees  ----------------------- -------------------
                           Options   in Fiscal   Exercise    Expiration
                         Granted (#)    Year    Price ($/Sh)    Date     5% ($)   10% ($)
                         ----------- ---------- -----------  ---------- -------- ----------
George P. Roberts.......   375,000      8.48      $ 2.03      12/20/10  $479,029 $1,213,954
James J. Sobczak........   100,000      2.26        5.63      09/27/10   353,753    896,480
Alan T. Wright..........    40,000      0.90        6.81      02/11/10   171,374    434,295
                           150,000      3.39        5.63      08/01/10   530,630  1,344,720
Ben L. Jarvis...........   100,000      2.26        6.81      05/11/10   428,434  1,085,737
Caroline Baldwin Kahl...    25,000      0.57       13.25      01/27/10   208,321    527,927

--------
(1) There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(2) Each option is immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the individual cease service with the Company prior to vesting in those shares. Twenty-five percent of the option shares will vest upon the optionee's continuation in service through one year following the grant date and the balance of the shares will vest in 36 successive equal monthly installments upon the optionee's completion of each of the next 36 months of service thereafter. The shares subject to the option will immediately vest in full should (i) the Company be acquired by merger or asset sale in which the option is not assumed or replaced by the acquiring entity or (ii) the optionee's employment be involuntarily terminated within 18 months after certain changes in control or ownership of the Company.

Aggregated Option Exercises and Fiscal Year-End Values

   The table below sets forth certain information with respect to the Named Executive Officers concerning the exercise of options during 2000 and unexercised options held by such individuals as of December 31, 2000. No stock appreciation rights were exercised during 2000 nor were any stock appreciation rights outstanding at the end of December 31, 2000.

                Aggregated Option Exercises in Last Fiscal Year
                      Fiscal Year-End Option Values Shares

                                                Number of Securities      Value of Unexercised
                                               Underlying Unexercised     in-the-Money Options
                           Shares               Options at FY-End (#)         at FY-End (1)
                         Acquired On  Value   ------------------------- -------------------------
                          Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
          Name               (#)      ($)(2)      (3)          (3)          (3)          (3)
          ----           ----------- -------- ----------- ------------- ----------- -------------
George P. Roberts.......      --     $    --   1,160,206     628,126     $199,650     $399,042
James J. Sobczak........      --          --     144,000     300,000          --           --
Alan T. Wright..........      --          --         --      190,000          --           --
Ben L. Jarvis...........   12,604     188,279     15,312     102,084          --           --
Caroline Baldwin Kahl...   12,923     117,929     34,439      42,638          527          410

--------
(1) Based on the fair market value of the option shares at the 2000 Fiscal Year-end ($3.0625 per share based on the closing selling price on the Nasdaq National Market as of December 31, 2000) less the exercise price.

(2) Based on the fair market value of the shares on the exercise date less the exercise price paid for those shares.

(3) All options are immediately exercisable for all the options shares. However, any shares purchased under the options are subject to repurchase by the Company, at the original exercise price paid per share, upon the optionee's cessation of service prior to vesting in such shares. As of December 31, 2000, the following number of shares were unvested: Mr. Roberts- 628,126 shares; Mr. Sobczak- 300,000 shares; Mr. Wright- 190,000 shares; Mr. Jarvis-102,084 shares; and Ms. Kahl- 42,638 shares. Accordingly, the invested options are reflected in the "Un-exercisable" columns in the table and not in the "Exercisable" columns.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements

   The Compensation Committee of the Board of Directors, as Plan Administrator of the 1995 Stock Option/Stock Issuance Plan, has the authority to provide for accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer and any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

   The Company has entered into severance agreements (the "Agreements") with George Roberts, Chairman of the Board of Directors and Chief Executive Officer, James Sobczak, President and Chief Operating Officer, and Leighton Stephenson, Chief Financial Officer and Vice President, Finance and Administration (individually, the "Officer" and collectively the "Officers"), dated December 15, 1997, September 7, 1999, and September 6, 2000, respectively. Each of these Agreements provides for the following benefits should the Officer's employment terminate, either voluntarily or involuntarily, for any reason within 24 months following a Change in Control:

  (a) a severance payment in an amount equal to two times his annual rate of base salary;

  (b) a bonus in an amount equal to the greater of either (i) two times the full amount of the Officer's target bonus for the fiscal year in which the termination occurs or (ii) two times the full amount of his target bonus for the fiscal year in which a Change in Control occurs;

  (c) the shares subject to each outstanding option held by the Officer (to the extent not then otherwise fully vested) will automatically vest so that each such option will become immediately exercisable for all the option shares as fully-vested shares (notwithstanding anything herein to the contrary); and

  (d) the Company will, at its own expense, provide Mr. Roberts and his dependents continued health care coverage for life.

   A Change in Control will be deemed to occur under the Agreements upon:

  (a) a merger or consolidation in which securities possessing 50% or more of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately before such transaction,

  (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company;

  (c) a hostile take-over of the Company, whether effected through a tender offer for more than 25% of the Company's outstanding voting securities or a change in the majority of the Board by one or more contested elections for Board membership; or

  (d) the acquisition, directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of SEC Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than 30% of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders.

   In addition, each Officer will be entitled to a full tax gross-up to the extent one or more of the severance benefits provided under his Agreement are deemed to constitute excess parachute payments under the federal income tax laws.

   The Company does not have any existing agreements with any Named Executive Officer that establish a specific term of employment for them, and their employment may accordingly be terminated at any time at the discretion of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Company's Board of Directors currently consists of Mr. Puckett and Mr. Hawkins. Neither of these individuals was an officer or employee of the Company at any time during the 2000 Fiscal Year or at any other time, and neither had a business relationship with the Company. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

   The following is a report by the Compensation Committee:

   "The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers. The Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option/Stock Issuance Plan, under which grants may be made to executive officers and other key employees of the Company.

 Compensation Philosophy

   We seek to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the financial success of the Company, the enhancement of corporate and stockholder values, the market levels of compensation in effect at companies with which the Company competes for executive talent and the personal performance of such individuals. The primary factors that the Committee considered in establishing the compensation levels of the executive officers for the 2000 fiscal year are summarized below. The Committee may, however, in its discretion, apply different factors in setting executive compensation for future fiscal years.

   It is the Committee's current objective to have a significant portion of each executive officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of three elements:
(i) base salary that reflects individual performance and is designed primarily to be competitive with salary levels in effect at a select group of companies with which the Company competes for executive talent, (ii) annual performance awards payable in cash and based upon the Company's financial performance and the market performance of the Company's common stock and (iii) long-term equity incentive awards with overlapping vesting schedules that strengthen the mutuality of interests between the executive officers and the Company's stockholders while fostering retention of existing personnel.

   The Committee recognizes that the highly-specialized industry sector in which the Company operates is both extremely competitive and globally-challenging, with the result that there is substantial demand for high-caliber, seasoned executives with a high level of industry-specific knowledge and industry contacts, especially overseas contacts. It is crucial that the Company reward and be assured of retaining the executive personnel essential to the attainment of the Company's performance goals. For these reasons, the Committee believes the Company's executive compensation arrangements must remain competitive with those offered by other companies of similar magnitude, complexity and performance records (the "peer group") in order to provide adequate incentive to the Company's executive officers to continue to provide services to the Company.

 Cash Compensation

   A key objective of the Company's current executive compensation program is to position its key executives to earn annual cash compensation (base salary plus bonus) equaling or exceeding that which the executive would earn at other peer group companies. During 2000, the Committee reviewed and relied on technology industry compensation surveys in its assessment of appropriate compensation levels.

   The fiscal year 2000 base salaries for the named executive officers are based upon a number of factors, including, without limitation, each executive's performance and contribution to overall Company performance and the levels of base salary in effect for comparable positions with the peer group companies. Base salary decisions are made as part of a formal review process. Generally, the base salaries of the Company's executive officers for the 2000 fiscal year ranged from the 10th percentile to the 75th percentile of the salaries surveyed for comparable positions at the peer group companies. In defining "peer group companies," the Company considered companies with revenues between $100 million and $200 million. In comparison to other companies in the $200 million to $500 million range, the base salaries for the Company's executive officers ranged from the 10th percentile to the 50th percentile.

   The annual incentive compensation provided to the Company's executive officers in the form of cash bonuses is based on the Committee's assessment of the Company's financial performance for the year and the individual officer's contribution to that performance. For the 2000 fiscal year, the Committee determined not to award any cash bonus to the executive officers.

 Stock Options

   Equity incentives are provided primarily through stock option grants under the 1995 Stock Option/Stock Issuance Plan. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The shares subject to each option generally vest in installments over a two-to-four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

   The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Committee will also take into account the executive officer's existing holdings of the Company's Common Stock and the number of vested and unvested options held by that individual in order to maintain an appropriate level of equity incentive. However, the Committee does not intend to adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

 Chief Executive Officer Performance and Compensation

   In setting the base salary for Mr. Roberts for the 2000 fiscal year, the Committee sought to achieve two objectives: (i) make his base salary competitive with the base salaries paid to the chief executive officers of the same peer group of companies which the Committee surveyed for comparative compensation purposes for all other executive officers of the Company and (ii) make a significant percentage of his total compensation package contingent upon Company performance. For the 2000 fiscal year, the base salary of Mr. Roberts was set at the 75th percentile of the base salary levels in effect for those other chief executive officers. In comparison to companies in the range from $200 million to $500 million in revenues, Mr. Roberts' base salary was set at the 50th percentile of the base salary levels for those chief executive officers. As indicated above, the Committee decided not to award any cash bonus to Mr. Roberts or any other executive officer for the 2000 fiscal year.

   The Committee granted Mr. Roberts 375,000 stock options with an exercise price of $2.03120 on December 20, 2000.

   It is the Committee's view that the total compensation package provided Mr. Roberts for the 2000 fiscal year is competitive with the typical compensation packages awarded to chief executive officers in the Company's peer group, in light of the Company's performance.

 Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal 2001 will exceed that limit. Options granted under the Company's 1995 Stock Option/Stock Issuance Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of those options will qualify as performance-based compensation that will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          M. Bernard Puckett
                                          Member, Compensation Committee

                                          John A. Hawkins
                                          Member, Compensation Committee

                            OWNERSHIP OF SECURITIES

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 15, 2001, by (i) all persons who are beneficial owners of 5% or more of the Company's Common Stock, (ii) each director, (iii) the named Executive Officers, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable, and has the same address as the company.

                                                                   Percentage
                                                        Shares     of Shares
                                                     Beneficially Beneficially
                  Beneficial Owner                    Owned (#)    Owned (1)
                  ----------------                   ------------ ------------
State of Wisconsin Investment Board (2).............  15,400,000     19.07
  P.O. Box 7842
  Madison, WI 53707

Firsthand Capital Management, Inc (3)...............  11,028,300     13.66
  101 Park Center Plaza, Ste. 1300
  San Jose, CA 95113

John A. Hawkins (4).................................      38,000         *

Brian T. Josling (5)................................      38,000         *

M. Bernard Puckett (6)..............................      89,332         *

George P. Roberts (7)...............................   1,465,545      1.82

James J. Sobczak (8)................................     197,319         *

Caroline Baldwin Kahl (11)..........................      51,988         *

Ben L. Jarvis (10)..................................      41,146         *

Alan T. Wright (9)..................................      25,236         *

All current directors and executive officers as a
 group (10 persons) (12)............................   2,098,106      2.60

--------
  *Less than one percent of the outstanding Common Stock

 (1) Percentage of ownership is based on 80,740,176 shares of Common Stock outstanding on March 15, 2001. Shares of Common Stock subject to stock options that are currently exercisable or will become exercisable within 60 days after March 15, 2001 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Pursuant to Schedule 13G dated February 9, 2001, filed with the Securities and Exchange Commission, the State of Wisconsin Investment Board reported that as of December 31, 2000 it had sole voting power over all 15,400,000 shares and sole dispositive power over all shares.

 (3) Pursuant to Schedule 13G dated February 14, 2001, filed with the Securities and Exchange Commission, Firsthand Capital Management reported that as of December 31, 2000 it had sole voting power over all 11,028,300 shares and sole dispositive power over all shares.

 (4) Includes 38,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

 (5) Includes 38,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

 (6) Includes 69,332 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

 (7) Includes 1,235,205 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

 (8) Includes 194,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

 (9) Includes 20,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

(10) Includes 41,146 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

(11) Includes 48,383 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

(12) Includes 1,790,211 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 15, 2001.

                            STOCK PERFORMANCE GRAPH

   The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Index and the Standard & Poor's Communications Equipment Manufacturers Index.

                           [STOCK PERFORMANCE GRAPH]

----------------------------------------------------------------------------
             12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
----------------------------------------------------------------------------
COM, IN       100.00     148.13     172.50      39.84      88.44      30.63
----------------------------------------------------------------------------
GROUP I       100.00     117.12     152.59     266.78     590.25     258.09
----------------------------------------------------------------------------
P 500 IND     100.00     122.96     163.98     210.84     255.22     231.98
----------------------------------------------------------------------------

                    ASSUMES $100 INVESTED ON DEC. 31, 1995
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING DEC. 31, 2000

--------

(1) The graph covers the period from December 31, 1995 to December 31, 2000.

(2) The graph assumes that $100 was invested on December 31,1995, in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                              CERTAIN TRANSACTIONS

   In connection with certain relocation expenses, the Company issued a promissory note in the amount of $250,000 to Mr. James Sobczak on June 1, 2000. The promissory note is interest free and payable one year after Mr. Sobczak leaves the Company. In addition, P-Com agreed to pay for certain fees and services in connection with the sale of Mr. Sobczack's home in Pennsylvania so that could complete his relocation to California. These fees and services to amounted to approximately $55,000.

   In addition to the indemnification provisions contained in the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into separate indemnification agreements with each of its directors and the majority of its executive officers. These agreements require the Company, among other things, to indemnify such director or officer against expenses (including attorneys' fees), judgments, fines and settlements (collectively, "Liabilities") paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the Company) other than Liabilities arising from the willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company.

   All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, that require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2000 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners, except Ben Jarvis did not file timely his form 3, it was due by no later than April 27, 2000, it was not filed until May 10, 2001. Also Mr. Jarvis was required to file a Form 5 on February 14, 2000 with regard to one option grant in 2000, it was not filed until May 10, 2001.

                          NO INCORPATION BY REFERENCE

   A copy of the Annual Report of the Company for the 2000 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The 2000 Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

                                   FORM 10-K

   The Company filed an Annual Report on Form 10-K (for the year ended December 31, 2000) with the Securities and Exchange Commission on April 2, 2001. A full copy of this report is included as part of the 2000 Annual Report, which has been mailed concurrently with this Proxy Statement. In addition, you may also obtain a copy of this report, without charge, by writing to Mr. Leighton Stephenson, Chief Financial Officer and Vice President, Finance and Administration of the Company, at the Company's principal executive offices that are located at 3175 South Winchester Boulevard, Campbell, California 95008.

                                          THE BOARD OF DIRECTORS OF P-COM,
                                           INC.

Dated: April 23, 2001

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                                   P-COM, INC.
                                      PROXY
                       2001 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2001

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints George P. Roberts and Leighton J. Stephenson and each of them as Proxyholders of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of P-Com, Inc. (the "Company"), held of record by the undersigned on April 10, 2001 at the Annual Meeting of Stockholders of P-Com, Inc. to be held on May 31, 2001 or at any adjournment or postponement thereof.

         The Board of Directors recommends a vote FOR Proposal Nos. 1, 2 and 3. This Proxy, when properly executed, will be voted as specified below and on the reverse side. This Proxy will be voted FOR Proposal Nos. 1, 2 and 3 if no specification is made.

1. To elect one director to serve for a "three-year" term ending upon the 2004 annual meeting of stockholders or until a successor is duly elected.

        FOR the nominees                WITHHOLD AUTHORITY          EXCEPTIONS
        listed below  [_]                       [_]                     [_]

INSTRUCTION: To withhold authority to vote for the nominee mark the "EXCEPTIONS" box, and strike a line through the nominee's name below:

                           M. Bernard Puckett

2. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock authorized for issuance over the term of the Purchase Plan by an additional 350,000 shares.

                        FOR                  AGAINST               ABSTAIN
                        [_]                    [_]                   [_]
                                                                                     (continued and to be signed, on the other side)
------------------------------------------------------------------------------------------------------------------------------------

3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

                        FOR                  AGAINST               ABSTAIN
                        [_]                    [_]                   [_]

         In their discretion, the Proxyholders are authorized to vote upon such other matters as may properly come before the meeting, including the election of a director if the above nominee is unable to serve or for good cause will not serve.

         Please sign exactly as your name(s) is (are) shown on the share certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          DATED:_________________________________________2001

                          _______________________________________________
                                              Signature

                          _______________________________________________
                                (Additional signature if held jointly)

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.
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